UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Gleacher & Company, Inc.
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Supplemental Information Regarding Proposal 2 — Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

Commencing May 17, 2012, Gleacher & Company, Inc. sent the following communication to certain of its stockholders.

Gleacher & Company, Inc.

1290 Avenue of the Americas

New York, NY 10104

May 17, 2012

To Our Valued Stockholders:

We are writing to you in our capacities as Lead Independent Director of the Board of Directors of Gleacher & Company, Inc. and Chairman of the Executive Compensation Committee of the Board to request your support at the 2012 Annual Meeting of Stockholders by voting according to the Board’s unanimous recommendation on all proposals.  In particular, we request your support on Proposal 2 — Advisory vote on the compensation of our named executive officers (the “Say-on-Pay Proposal”).  We have provided additional context below to help our stockholders better understand our compensation decisions regarding 2011 with respect to our named executive officers, particularly Thomas Hughes, our new CEO, and John Griff, our new COO.

In a time of flux, the Board acted decisively to recruit and retain strong management.  The past few years for the Company have been marked by high management turnover and suboptimal financial and stock performance.  The Board acted decisively to recruit Tom Hughes as CEO in May 2011 and John Griff as COO in July 2011.  Messrs. Hughes and Griff, seasoned professionals with over 25 and 30 years, respectively, of leadership experience in the financial services industry, were hired to bring a fresh perspective and a consistent, long-term strategy to our operations.

We offered compensation packages to these executives, which are heavily weighted toward long-term equity awards rather than long-term cash guarantees.  Executives of the caliber of Messrs. Hughes and Griff are in high demand and are difficult to recruit, especially for a company facing significant financial and operational challenges.  The Executive Compensation Committee considered these and other factors in designing the compensation arrangements for each of Messrs. Hughes and Griff.  Messrs. Hughes and Griff received most (collectively, 85%) of their compensation in equity awards that vest over a multi-year period, which demonstrates their commitment to your Company, and aligns the value of their compensation with changes in stockholder value.

Our new management team has implemented fundamental changes in our business designed to bring stable growth and profitability.  Immediately upon his arrival in May 2011, Mr. Hughes, with the support of your Board and, subsequently, with the assistance of Mr. Griff, beginning in July 2011, undertook a comprehensive assessment of the Company’s assets, personnel, core competencies, historical performance and long-term goals.  Based on this assessment, management proposed to your Board and then commenced deploying a long-term strategic plan designed to eliminate unprofitable operations, focus on core talents, and revise compensation programs to bring compensation expense into line with industry standards.  We have adjusted compensation programs, rationalized the ranks of our revenue generators to retain the most productive, and shuttered non-core unprofitable operations.  These moves resulted in significant severance costs, impairment charges and restructuring expenses in 2011.  While these changes have been painful, both operationally and financially, management advocated, and your Board agreed, that they were necessary to put your Company on a path to improved financial results and stockholder returns.

While the foundation is being laid, results are not immediate.  As in any comprehensive restructuring—of operations and institutional philosophy—organic changes can be made quickly but the financial pay-off typically lags.  We believe the changes we have made will produce strong and positive results for your Company, but we do not, and you should not, expect instant results.  We believe that our redirection will result in stronger, more durable future performance.

The Executive Compensation Committee and the Board are committed to creating a compensation structure that rewards employees for increasing stockholder value.  The Board and its committees do not just pay “lip service” to pay-for-performance.  To that end, we are moving toward an equity compensation structure to more closely align employee interests with those of our stockholders.  Messrs. Hughes and Griff received, collectively, 85% of their 2011 compensation in equity awards that vest over multi-year periods.  Combined with our newly implemented stock ownership guidelines, this ensures that senior management has a substantial amount of “skin in the game.”  Moreover, our management team continues to work on the ongoing initiative of attaining the appropriate balance between stockholder returns and employee incentives.  We are committed to creating a sense of ownership in the Company and a culture of shared accountability for all our employees.

In addition to our operational redirection, we have added substantially to our governance infrastructure to assure stockholder interests are paramount.  In the last year, we (i) adopted a “majority voting” standard for the election of directors, (ii) created the new position of lead independent director on our Board, (iii) adopted stock ownership guidelines for our executive officers and directors to enhance the alignment of our leadership team with our stockholders and (iv) adopted a policy to “claw-back” incentive compensation based on inaccurately reported financial results, eliminating the incentive for, and therefore reducing the risk of, financial misconduct.

___________________________

We believe that each of these measures were and are prudent steps toward enhanced stockholder value.  As a result, we respectfully ask that you fairly consider the matters set forth in this letter and vote “FOR” the Company’s Say-on-Pay Proposal regarding our 2011 executive compensation.  Even if voting instructions for your proxy have already been given, you may change your vote at any time before the Annual Meeting by providing new voting instructions as described in more detail in the Proxy Statement.

Sincerely on behalf of the Board and the Executive Compensation Committee,

Bruce Rohde	Robert A. Gerard
Lead Independent Director	Chairman of the Executive Compensation Committee